UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2010

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2010, we established a $20 million senior secured revolving credit facility (subject to a right, on an uncommitted basis, to increase the commitments thereunder to up to $40 million) with JPMorgan Chase Bank, N.A. (the “Credit Agreement”).

The Credit Agreement provides us with an aggregate initial commitment amount of $20 million, subject to collateral availability. The terms of the Credit Agreement also include:

Borrowing Base. At any time before the maturity of the facility, we may draw, repay and re-borrow amounts available under the borrowing base up to the maximum aggregate availability discussed above. Generally, the borrowing base equals the sum of (a) 80% of our eligible accounts receivable plus (b) 50% of the book value of our eligible general inventory (not to exceed 50% of the commitment amount at the time) plus (c) 75% of the book value of our eligible equipment inventory.  JPMorgan Chase Bank (the “Lender”) may adjust the borrowing base components if material deviations in the collateral are discovered in future audits of the collateral.

Interest and Fees.  Under the terms of the Credit Agreement, we have the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) to which the Lender is subject, with respect to this rate, for Eurocurrency funding, plus the Applicable Margin (“LIBOR-based”), or (b) CB Floating Rate, which is the Lender’s Prime Rate less the Applicable Margin; provided, however, that no more than three LIBOR-based borrowings under the facility may be outstanding at any one time.  The “Applicable Margin” is based on our leverage ratio (debt-to-EBITDA).  For purposes of the LIBOR-based interest rate, the Applicable Margin ranges from 2.25% if our leverage ratio exceeds 2.00x to 1.75% if our leverage ratio is less than 1.00x.  For purposes of the CB Floating Rate, the Applicable Margin ranges from 0.50% if our leverage ratio exceeds 2.00x to 1.00% if our leverage ratio is less than 1.00x.

Accrued interest is payable monthly on outstanding principal amounts, provided that accrued interest on LIBOR-based loans is payable at the end of each interest period, but in no event less frequently than quarterly. In addition, fees and expenses are payable in connection with our requests for letters of credit (generally equal to the Applicable Margin for LIBOR-related borrowings multiplied by the face amount of the requested letter of credit) and administrative and legal costs.

Maturity. The maturity date of the secured revolving credit facility under the Credit Agreement is December 31, 2011, at which time all amounts borrowed under the facility will be due and outstanding letters of credit must be cash collateralized. The facility may be terminated early upon our request or the occurrence of an event of default.

Security. The obligations under the Credit Agreement are secured by a first priority lien equal to approximately two times the loan commitment as represented by our rental fleet equipment.

Covenants. The Credit Agreement contains customary representations and warranties, as well as covenants which, among other things, limit our ability to incur additional indebtedness and liens; enter into transactions with affiliates; make acquisitions in excess of certain amounts; pay dividends; redeem or repurchase capital stock or senior notes; make investments or loans; make negative pledges; consolidate, merge or effect asset sales; or change the nature of our business.

Events of Default and Acceleration. The secured revolving credit facility contains customary events of default for credit facilities of this size and type, and includes, without limitation, payment defaults; defaults in performance of covenants or other agreements contained in the transaction documents; inaccuracies in representations and warranties; certain defaults, termination events or similar events; certain defaults with respect to any other Company indebtedness in excess of $50,000; certain bankruptcy or insolvency events; the rendering of certain judgments in excess of $150,000; certain ERISA events; certain change in control events and the defectiveness of any liens under the secured revolving credit facility. Obligations under the secured revolving credit facility may be accelerated upon the occurrence of an event of default.

In connection with establishing the credit facility, we paid $2,816,106 to Western National Bank which represented payment in full of the principal and interest owed under our term loan with WNB.  In making this payment, we drew $2,000,000 on the line of credit under the Credit Agreement described above.

This description of the JPMorgan Chase Bank revolving credit facility is qualified in its entirety by the Credit Agreement, Security Agreement and Promissory Note, which are attached as exhibits hereto.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2010, Earl R. Wait announced his intention to resign and retire  as our Vice President – Accounting (principal accounting officer), effective December 31, 2010.  In order to assist with the transition to a new principal accounting officer, Mr. Wait has agreed to provide accounting and financial consulting services during the first quarter of 2011 at a rate of $2,000 per week (subject to reduction at a rate of $50 per hour if Mr. Wait is unavailable to provide services.)  In addition,

•	we have agreed to reimburse Mr. Wait up to $500 per month for health care insurance premiums for up to 18 months after December 31, 2010; and

•
upon execution of a release, we have agreed to pay Mr. Wait any unused vacation pay and accelerate the vesting of (i) 6,667 shares of our common stock underlying a stock option with an exercise price $17.74 per share and a restricted stock award in the amount of 1,227 shares of our common stock.

On December 14, 2010, our Board of Directors approved a resolution promoting our current accounting controller, G. Larry Lawrence, to the position of Treasurer, Manager of Accounting, Principal Accounting Officer and Corporate Secretary, effective upon Mr. Wait’s last day of employment.
Mr. Lawrence has worked in accounting and related management consulting for over 30 years. From June 2006 to August 2010 Mr. Lawrence was self employed as a management consultant doing business as Crescent Consulting.  Overlapping this time, from September 2006 to August 2009, he also served as the CFO of Lynx Operating Company.  Lynx is a private company engaged in oil and gas production and gas processing activities. From May 2004 through April 2006 Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Since May 2006, Mr. Lawrence has served as a director of Legacy Reserves, LP.  Mr. Lawrence has a Bachelor of Arts in Accounting, with honors, from Dillard University.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
.
Exhibit No.	Description

10.1	Credit Agreement between Natural Gas Services Group, Inc. and JPMorgan Chase Bank, N.A., dated December 10, 2010
10.2	Security Agreement between Natural Gas Services Group, Inc. and JPMorgan Chase Bank, N.A., dated December 10, 2010
10.3
Promissory Note in the aggregate amount of $20,000,000 issued to JPMorgan Chase Bank, N.A., dated December 10, 2010, in connection with the revolving credit line under the Credit Agreement with JPMorgan Chase Bank, N.A.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: December 16, 2010
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer